As filed with the Securities and Exchange Commission on April 9, 1999.

                                                       Registration No. 333-____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


   Incorporated         MERITAGE HOSPITALITY GROUP INC.        I.R.S. Employer
  Under the Laws       40 PEARL STREET, N.W., SUITE 900       Identification No.
   of Michigan          GRAND RAPIDS, MICHIGAN 49503             38-2730460
                               (616)776-2600


                        1999 DIRECTORS' COMPENSATION PLAN


                              Gary P. Kreider, Esq.
                       Keating, Muething & Klekamp, P.L.L.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
--------------------------------------------------------------------------------
                         (Agent for Service of Process)


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                       Proposed       Proposed
                                        Maximum        Maximum
    Title of             Amount         Offering      Aggregate      Amount of
   Securities            To Be           Price         Offering     Registration
To Be Registered     Registered(1)    Per Share(2)     Price(2)        Fee(3)
------------------   --------------   ------------   -----------   -------------

  Common Stock,      60,000 Shares      $1.695       $101,700.00     $28.27
  No par value
--------------------------------------------------------------------------------

(1) This Registration Statement is filed for up to 60,000 shares, granted pursuant to the 1999 Directors' Compensation Plan.

(2)  Estimated to calculate registration fee.

(3) Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock on the OTC Bulletin Board on April 6, 1999 of $1.695 per share.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by Meritage Hospitality Group Inc., with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the Fiscal Year ended November 30, 1998.

     2. The description of the Common Stock contained in the Registration Statement on Form 8-A filed by the Company with the Commission on June 24, 1996.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


Item 4.  Description of Securities

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel

         The legality of the Common Stock offered hereby will be passed upon for the Company by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202. Attorneys of Keating, Muething & Klekamp, P.L.L. participating in matters relating to this Form S-8 own approximately 1,670 shares of the Company's Common Stock.

Item 6.  Liability; Indemnification

         Section 450.1561 of the Michigan Business Corporation Act ("MBCA") provides generally and in pertinent part that a Michigan corporation may indemnify its directors and officers against expenses, including judgments, penalties, fines, attorneys' fees and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal suit or action, other than actions by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal suit or proceedings, if the person had no reasonable cause to believe his conduct was unlawful. Section 450.1562 provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Michigan corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection with the matters in issue, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise and if the expenses are reasonable and actually incurred. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent legal counsel, by all independent directors who are not parties to or threatened to be made parties to the action or suit or by the disinterested shareholders or a committee designated by the Board and consisting of directors who are not parties to, or threatened to be made parties to, the proceedings.

         Meritage,   through   its   Bylaws   and  by  way   of   contracts   of
indemnification, provides that its officers and directors shall be indemnified to the fullest extent authorized or permitted by law.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits*

  Exhibit 4 1999 Directors' Compensation Plan (incorporated by reference to the Company's Form 10-K filed on February 27, 1999)
  Exhibit 5        Opinion of Keating, Muething & Klekamp, P.L.L.
  Exhibit 23.1     Consent of Grant Thornton LLP
  Exhibit 23.2     Consent of Keating, Muething & Klekamp, P.L.L.
                   (included in Exhibit 5)
  Exhibit 24       Power of Attorney (contained on the signature page)

--------------------------
*All Exhibits filed herewith.

Item 9.  Undertakings

         9.1 The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         9.2 The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         9.3 The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         9.4 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         9.5 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Rapids, Michigan, on March 31, 1999.

                                      MERITAGE HOSPITALITY GROUP INC.


                                      By: /s/ Robert E. Schermer, Jr.
                                         --------------------------------
                                         Robert E. Schermer, Jr.
                                         President and Chief Executive
                                         Officer (Principal Executive Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Persons whose names are marked with an asterisk (*) below hereby designate Robert E. Schermer, Jr. and James R.
Saalfeld as their attorney-in-fact to sign all amendments, including any post-effective amendments, to this Registration Statement.

          Signature                      Capacity                      Date
          ---------                      --------                      ----

*/s/ Robert E. Schermer, Sr.
----------------------------  Chairman of the Board               March 30, 1999
                              of Directors
Robert E. Schermer, Sr.

*/s/ Robert E. Schermer, Jr.
----------------------------  President, Chief Executive          March 31, 1999
Robert E. Schermer, Jr.       Officer and Director
                              (Principal Executive Officer)

*/s/ Pauline M. Krywanski
----------------------------   Vice President, Chief Financial    March 31, 1999
Pauline M. Krywanski           Officer and Treasurer
                               (Principal Financial Officer
                               and Principal Accounting
                               Officer)

*/s/James P. Bishop
---------------------------    Director                           March 31, 1999
James P. Bishop



*/s/ Christopher P. Hendy
----------------------------   Director                           March 30, 1999
Christopher P. Hendy



*/s/ Joseph L. Maggini
----------------------------   Director                           March 31, 1999
Joseph L. Maggini



*/s/ Jerry L. Ruyan
----------------------------   Director                           March 30, 1999
Jerry L. Ruyan